News from

Buckeye

FOR IMMEDIATE RELEASE
                      Contacts:                                                     Steve Dean
Senior Vice President
and Chief Financial Officer
901-320-8352

Daryn Abercrombie
Investor Relations
901-320-8908

Website:  www.bkitech.com

Buckeye Receives $7 Million State of Florida Grant for Renewable Energy Project

MEMPHIS, TN August 11, 2009 – Buckeye Technologies Inc. (NYSE:BKI) today announced that it has qualified to receive up to $7.381 million from the State of Florida’s Quick Action Closing Fund.  This performance-based incentive provides up-front cash to approved economic development projects.

With the help of this state incentive and support from the Taylor County Development Authority, Buckeye has restarted its Foley Energy Project, which will generate an additional 12 megawatts of electrical power from renewable wood resources and reduce the use of fossil fuels at the site by the equivalent 200,000 barrels of oil per year.

The energy project, which features the installation of a condensing steam turbine at our specialty wood fibers manufacturing plant near Perry, Florida, is expected to temporarily create approximately 148 direct jobs during the installation process, and help retain 555 direct jobs and 1,000 indirect jobs. Buckeye has committed to invest $32.3 million in the turbine and associated equipment that will provide steam to the turbine to complete this project. The project is part of Buckeye’s vision to reduce the plant’s dependency on fossil fuels, improve its impact on the environment, and create a more sustainable business.

 “Buckeye is honored and very pleased with the decision of Governor Crist to award funds from the Governor’s Office of Tourism, Trade, and Economic Development’s Quick Action Closing Fund incentives program to the company’s Energy Independence Project. The company is committed to eliminating the use of fossil fuels at our plant near Perry and eventually producing renewable energy for others to use,” said Buckeye Chairman and CEO John B. Crowe.

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Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.  For more information, visit www.bkitech.com.

The Office of Tourism, Trade and Economic Development (OTTED) formulates policies and strategies designed to promote economic growth and diversify the state’s economic base. OTTED provides executive direction, develops policies and advocates for economic diversification and improvements in Florida’s business climate and infrastructure by focusing on six economic drivers to unify state-wide economic development planning and action: 1) Sustainable growth, 2) Competitive business climate, 3) Multi-model infrastructure, 4) Research & development, 5) Entrepreneurial systems, and 6) World-class talent. For more information, visit www.flgov.com/otted_home.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.